Exhibit 3.1.2

AMENDMENT
TO THE
AMENDED AND RESTATED BYLAWS
OF
METALLINE MINING COMPANY
(A Nevada for profit corporation)

3.9    Conduct of Business. Except as may be otherwise required by law, the chairman of any meeting of shareholders shall determine the order of business and the procedure at the meeting, including regulation of the manner of voting and the conduct of discussion.

To be properly brought before the annual or any special shareholders' meeting, business must be: (i) specified in the notice of meeting (or any supplement thereto) given by or at the direction of the Board of Directors; (ii) otherwise properly brought before the meeting by or at the direction of the Board of Directors; or (iii) otherwise properly brought before an annual meeting by a shareholder in accordance with the manner specified in these Bylaws. In addition to any other applicable requirements, for business to be properly brought before the annual meeting by a shareholder, the shareholder must have given timely notice thereof in writing to the Secretary of the Corporation. To be timely, a shareholder's notice must be received by the Corporation in accordance with the time frame prescribed by Rule 14a-8 promulgated under the Securities Exchange Act of 1934.  Such shareholder's notice to the Secretary shall set forth as to each matter the shareholder proposes to bring before the meeting: (i) the text of the proposal to be presented and a brief written statement of the reasons why such shareholder favors the proposal; (ii) the name and record address of the shareholder proposing such business; (iii) the class and number of shares of capital stock of the Corporation which are beneficially owned by the shareholder; and (iv) any material interest of the shareholder in such business.

Notwithstanding anything in these Bylaws to the contrary, no business shall be conducted at the annual or any special meeting except in accordance with the procedures set forth in this Section 3.9.

The chairman of the meeting shall, if the facts warrant, determine and declare to the meeting that business was not properly brought before the meeting in accordance with the provisions of this Section 3.9, and if he should so determine and declare, any such business not properly brought before the meeting shall not be transacted.